GS MORTGAGE SECURITIES CORP.,

Depositor,

WELLS FARGO BANK, N.A.,

Group I Master Servicer,

OCWEN LOAN SERVICING, LLC,

Group I Servicer,

AVELO MORTGAGE L.L.C.,

Group I Servicer,

HOME LOAN SERVICES, INC.,

Group II Servicer,

DEUTSCHE BANK NATIONAL TRUST COMPANY,

Trustee and Supplemental Interest Trust Trustee,

and

U.S. BANK NATIONAL ASSOCIATION,

Group I Custodian

AMENDMENT NO. 1 dated as of
OCTOBER 19, 2007 TO THE

POOLING AND SERVICING AGREEMENT

DATED AS OF DECEMBER 1, 2006

GSAA HOME EQUITY TRUST 2006-S1

MORTGAGE PASS-THROUGH CERTIFICATES,

SERIES 2006-S1

AMENDMENT NO. 1, dated as of October 19, 2007 (this “Amendment”), among GS MORTGAGE SECURITIES CORP., a Delaware corporation (the “Depositor”), WELLS FARGO BANK, N.A., a national banking association, as master servicer of the Group I Mortgage Loans (the “Group I Master Servicer”), OCWEN LOAN SERVICING, LLC, a Delaware limited liability company, as servicer of certain Group I Mortgage Loans (“Ocwen”), Avelo Mortgage L.L.C., a Delaware limited liability company, as servicer of certain Group I Mortgage Loans (“Avelo” and, together with Ocwen, the “Group I Servicers”), HOME LOAN SERVICES, INC. (successor to NATIONAL CITY HOME LOAN SERVICES, INC.), a Delaware corporation, as servicer of the Group II Mortgage Loans (the “Group II Servicer”), DEUTSCHE BANK NATIONAL TRUST COMPANY, a national banking association, as trustee (the “Trustee”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association, as custodian with respect to certain Group I Mortgage Loans (the “Group I Custodian”) in connection with the Pooling and Servicing Agreement, dated as of December 1, 2006 (the “Agreement”), among the Depositor, Group I Master Servicer, Group I Servicers, Group II Servicer, the Trustee and the Group I Custodian.  Capitalized terms not defined herein have the meanings assigned to them in the Agreement.

1.           This Amendment is effected pursuant to the first paragraph of Section 11.01 of the Agreement.

2.           Article I of the Agreement is hereby amended by deleting in its entirety the definition of “Released Loan” and replacing it with the following:

Released Loan: Any Charged Off Loan that is released by the related Servicer to the Class I-X-1 Certificateholder or Class II-X-1 Certificateholder, as applicable, pursuant to Section 3.15.  Any Released Loan will no longer be an asset of any REMIC or the Trust Fund; provided that in accordance with the provisions of Section 3.15(b)(ii), any Repurchase Price paid by the Purchaser or the related Responsible Party with respect to a Released Loan shall be included in the related Available Funds and treated as a Subsequent Recovery.

3.           Article I of the Agreement is hereby amended by deleting in its entirety the definition of “Repurchase Price” and replacing it with the following:

Repurchase Price:  With respect to any Mortgage Loan (including any Released Loan in accordance with Section 3.15(a) or (b)(ii) hereof), (a) repurchased by the Purchaser, an amount equal to the sum of (i) the unpaid principal balance of such Mortgage Loan as of the date of repurchase, (ii) interest on such unpaid principal balance of such Mortgage Loan at the Mortgage Interest Rate from the last date through which interest has been paid and distributed to the Trustee to the date of repurchase, (iii) all unreimbursed Servicing Advances and (iv) all expenses incurred by the related Servicer, the Trust, the Trustee or the Group I Master Servicer, as the case may be, in respect of a breach or defect, including, without limitation, (A) expenses arising out of the related Servicer’s, Trustee’s or the Group I Master Servicer, as the case may be, enforcement of the Purchaser’s repurchase obligation, to the extent not included in clause (iii), and (B) any costs and damages incurred by the Trust in connection with any violation by such Mortgage Loan of any predatory lending law or abusive lending law, and (b) in the case of any Mortgage Loan (including any Released Loan in accordance with Section 3.15(a) or (b)(ii) hereof) repurchased by the related Responsible Party, the “Repurchase Price” as defined in the related Responsible Party Agreement.

4.           Article I of the Agreement is hereby amended by deleting in its entirety the definition of “Subsequent Recovery” and replacing it with the following:

Subsequent Recoveries:  (a) Amounts received with respect to any Liquidated Mortgage Loan after it has become a Liquidated Mortgage Loan and, in the case of a Charged Off Loan, prior to such Liquidated Mortgage Loan becoming a Released Loan or (b) any Repurchase Price paid by the related Responsible Party or the Purchaser, as applicable, after a Charged Off Loan becomes a Released Loan in accordance with Section 3.15 (a) or (b)(ii) hereof.

5.           Article II of the Agreement is hereby amended by deleting in its entirety subsection (f) of Section 2.03 and replacing it with the following:

(f)  In the event that a Mortgage Loan (including any Released Loan) shall have been repurchased pursuant to the related Responsible Party Agreements, the proceeds from such repurchase shall be deposited in the related Collection Account by the applicable Servicer, pursuant to Section 3.10 on or before the next Servicer Remittance Date and upon such deposit of the Repurchase Price, and receipt of a Request for Release in the form of Exhibit J hereto, the Trustee or the Group I Custodian, as applicable, shall release the related Custodial File held for the benefit of the related Certificateholders to such Person as directed by the related Servicer, and the Trustee or the Group I Custodian, as applicable, shall execute and deliver at such Person’s direction such instruments of transfer or assignment prepared by such Person, in each case without recourse, as shall be necessary to transfer title from the Trustee or the Group I Custodian, as applicable.  It is understood and agreed that the obligation under this Agreement of any Person to cure, repurchase or replace any Mortgage Loan as to which a breach has occurred and is continuing, together with any related indemnification obligations, shall constitute the sole remedy against such Persons respecting such breach available to related Certificateholders, the Depositor, the related Servicer, the Group I Master Servicer or the Trustee on their behalf.

6.           Article III of the Agreement is hereby amended by deleting in its entirety the fourth paragraph of subsection (a) of Section 3.15 and replacing it with the following:

(a) With respect to any Group I Mortgage Loan that is 180 days delinquent, the related Group I Servicer shall charge off such delinquent Mortgage Loan.  Once a Group I Mortgage Loan has been charged off, the related Group I Servicer will discontinue making P&I Advances, the related Group I Servicer will not be entitled to any additional servicing compensation in respect of such Charged Off Loan and the Charged Off Loan will give rise to a Realized Loss.  Any such Charged Off Loan, if also discharged from the Trust, will be released from the Trust Fund, will no longer be an asset of any Trust REMIC, and will be transferred to the Class I-X-1 Certificateholders, without recourse, (except that such Charged Off Loan will be subject to being repurchased pursuant to Section 2.03(f) and upon payment of the Repurchase Price to the applicable Servicer for deposit into the related Collection Account, the Class X-1 Certificateholder shall transfer such Charged Off Loan to the related Responsible Party) and thereafter, subject to the following paragraph, (i) the Class I-X-1 Certificateholder will be entitled to any amounts subsequently received in respect of any such Released Loan (other than as set forth in the following paragraph), (ii) the Class I-X-1 Certificateholder may designate any servicer to service any such Released Loan and (iii) the Class I-X-1 Certificateholder may sell any such Released Loan to a third party.  Once a Group I Mortgage Loan is charged off and discharged from the Trust pursuant to this Section 3.15(a), the related Group I Servicer shall not be obligated to service such Group I Mortgage Loan.  The related Group I Servicer may cease any collection efforts with respect to such Group I Mortgage Loan, and statements of account may no longer be sent to such Mortgagor.  The related Group I Servicer may write off each Charged Off Loan and discharged Mortgage Loan as bad debt.

With respect to any Charged Off Loan that is discharged from the Trust pursuant to this Section 3.15(a), in the event that the related Responsible Party or the Purchaser repurchases such Charged Off Loan due to a breach of a representation and warranty made by the related Responsible Party or the Purchaser, as applicable, with respect to such Charged Off Loan, the Repurchase Price paid by the related Responsible Party or the Purchaser, as applicable, shall be deposited in the related Collection Account by the related Servicer pursuant to Section 3.10 on or before the next Remittance Date and included in related Available Funds as a Subsequent Recovery.

7.           Article III of the Agreement is hereby amended by deleting in its entirety subsection (b) of Section 3.15 and replacing it with the following:

 (b)(i)  With respect to any Group II Mortgage Loan that is 180 days delinquent, the Group II Servicer will determine, in its reasonable business judgment, whether a net recovery is probable through foreclosure proceedings or other liquidation of the related Mortgaged Property.  If the Group II Servicer determines that no such recovery is probable, it shall charge off the related Group II Mortgage Loan at the time it becomes 180 days delinquent.  Once a Group II Mortgage Loan has been charged off, the Group II Servicer will discontinue making P&I Advances, the Group II Servicer will not be entitled to any additional servicing compensation in respect of such Charged Off Loan (except as provided below), and the Charged Off Loan will give rise to a Realized Loss.  If the Group II Servicer reasonably determines that such net recovery is possible through foreclosure proceedings or other liquidation of the related Mortgaged Property on a Group II Mortgage Loan that becomes 180 days delinquent, the Group II Servicer need not charge off the Mortgage Loan and may continue making P&I Advances, and the Group II Servicer will continue to be entitled to its Servicing Fees on such Mortgage Loans.

Any Group II Mortgage Loan that is charged off, pursuant to the preceding paragraph, may continue to be serviced by the Group II Servicer using specialized collection procedures (including foreclosure, if appropriate) to the extent the Group II Servicer reasonably believes that such procedures may result in future recoveries on such Mortgage Loan.  The Group II Servicer will be entitled to Servicing Fees and reimbursement of expenses in connection with such Group II Mortgage Loans for which it is using specialized collection procedures after the date of charge off, but only to the extent of funds available from any recoveries on any such Group II Mortgage Loans for which it is using specialized collection procedures.  Any such Group II Mortgage Loans serviced in accordance with the specialized collection procedures shall be serviced for approximately six months.  Any net recoveries received on such Group II Mortgage Loans during such six month period will be treated as Subsequent Recoveries.  On the date which is six months after the date on which the Group II Servicer begins servicing such Group II Mortgage Loans using the specialized collection procedures, unless specific net recoveries are anticipated by the Group II Servicer on a particular Group II Mortgage Loan, such Charged Off Loan will be released from the Trust Fund, will no longer be an asset of any Trust REMIC, and will be transferred to the Class II-X-1 Certificateholders, without recourse, and thereafter, subject to clause (b)(ii) below,  (i) the Class II-X-1 Certificateholder, as identified with contact information in writing to the Group II Servicer by the Depositor, will be entitled to any amounts subsequently received in respect of any such Released Loans (other than as set forth in clause (b)(ii) below), subject to the Group II Servicer’s fees described below, (ii) the Class II-X-1 Certificateholder may designate any servicer to service any such Released Loan, (iii) the Class II-X-1 Certificateholder may sell any such Released Loan to a third party and (iv) to the extent the servicing of such Charged Off Loan is not transferred from the Group II Servicer, the Group II Servicer shall be entitled to servicing compensation for such Charged Off Loan in an amount equal to forty percent (40%) of any amounts collected by the Group II Servicer on such Charged Off Loan. With respect to any Group II Mortgage Loan that is charged off at the time it becomes 180 days delinquent, to the extent the Group II Servicer does not begin using specialized collection procedures with respect to such Group II Mortgage Loan, such Group II Mortgage Loan shall be governed by the preceding sentence at such time.

(ii) With respect to any Charged Off Loan that is discharged from the Trust pursuant to this Section 3.15(b), in the event that the related Responsible Party or the Purchaser repurchases such Charged Off Loan due to a breach of a representation and warranty made by the related Responsible Party or the Purchaser, as applicable, with respect to such Charged Off Loan, or, due to an early payment default claim (to the extent such claim is held by the Trust) with respect to such Charged Off Loan, the Repurchase Price paid by the related Responsible Party or the Purchaser, as applicable, shall be deposited in the related Collection Account by the related Servicer pursuant to Section 3.10 on or before the next Remittance Date and included in related Available Funds as a Subsequent Recovery.

8.           Conditions Precedent to this Amendment:  The following conditions precedent to the effectiveness of this Amendment have been fulfilled:

(a)             The prior notice of this Amendment required by Section 11.01 of the Agreement has been given by the Depositor to each of the Rating Agencies, currently Standard & Poor's, a Division of the McGraw-Hill Companies, Inc. and Moody's Investors Service, Inc., and the Trustee hereby acknowledges receipt of copies thereof.

(b)             The opinions of counsel required by Section 11.01 of the Agreement have been received by the Trustee and the Group I Master Servicer.

9.           This Amendment is subject to the terms of the Agreement as modified and supplemented herein.  The Agreement continues in full force and effect as modified herein and provided therein.

The undersigned have executed this Amendment as of the date hereof.

GS MORTGAGE SECURITIES CORP., as Depositor

By:	/s/ Michelle Gill
Name:	Michelle Gill
Title:	Vice President

DEUTSCHE BANK NATIONAL TRUST COMPANY, solely as Trustee and Supplemental Interest Trust Trustee

By:	/s/ Manuel Rivas
Name:	Manuel Rivas
Title:	Authorized Signer

By:	/s/ Mei Nghia
Name:	Mei Nghia
Title:	Authorized Signer

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Group I Master Servicer

By:	/s/ K. M. Daniels
Name:	K. M. Daniels
Title:	Assistant Vice President

U.S. BANK NATIONAL ASSOCIATION, as Group I Custodian

By:	/s/ Saah T. Kemaya
Name:	Saah T. Kemaya
Title:	Vice President

OCWEN LOAN SERVICING, LLC, as a Group I Servicer

By:	/s/ Richard Delgado
Name:	Richard Delgado
Title:	Authorized Representative

AVELO MORTGAGE, L.L.C., as a Group I Servicer

By:	/s/ J. Weston Moffett
Name:	J. Weston Moffett
Title:	President

HOME LOAN SERVICES, INC., as Group II Servicer

By:	/s/ Steven A. Baranet
Name:	Steven A. Baranet
Title:	Vice President

PRIOR CONSENT HERETO IS HEREBY GIVEN: GOLDMAN, SACHS & CO., as Holder of Class I-X-1 Certificates and Class II-X-1 Certificates representing a 100.00% Percentage Interest in each such Class

By:	/s/ Greg Finck
Name:	Greg Finck
Title:	Managing Director